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                                                                   EXHIBIT 12.01

              PACIFICARE HOLDING COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                                            PRO FORMA
                                                                                   ---------------------------
                                                                                    FISCAL YEAR   NINE MONTHS
                                                                                       ENDED         ENDED
                                                                                   SEPTEMBER 30,    JUNE 30,
                                                                                       1995           1996
                                                                                   -------------  ------------
Earnings
  Net income.....................................................................   $    71,452    $   45,463
  Add:
    Provision for income taxes...................................................        78,550        64,263
    Fixed charges................................................................       127,827        88,297
                                                                                   -------------  ------------
Earnings as adjusted (A).........................................................   $   277,829    $  198,023
                                                                                   -------------  ------------
                                                                                   -------------  ------------
Preferred dividend requirements..................................................   $    10,518    $    7,889
  Ratio of income before provision for income taxes to net income................          210%          241%
                                                                                   -------------  ------------
Preferred dividend factor pretax basis...........................................        22,088        19,012
                                                                                   -------------  ------------
Fixed charges
  Interest expense...............................................................       110,075        75,194
  Interest component of operating leases.........................................        17,752        13,103
                                                                                   -------------  ------------
Fixed charges as adjusted (B)....................................................       127,827        88,297
                                                                                   -------------  ------------
Fixed charges and preferred stock dividends (C)..................................   $   149,915    $  107,309
                                                                                   -------------  ------------
                                                                                   -------------  ------------
Ratio of earnings to fixed charges [(A) divided by (B)]..........................           2.2x          2.2x
                                                                                   -------------  ------------
                                                                                   -------------  ------------
Ratio of earnings to fixed charges and preferred stock dividends
 [(A) divided by (C)]............................................................           1.9x          1.8x
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